Exhibit 10.51D

Execution Version

AMENDMENT NO. 1 TO SEPARATION AGREEMENT

This Amendment No. 1 to Separation Agreement (“Amendment”) is entered into on December 31, 2020, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC., a Delaware corporation (collectively with CSGS, the “Company”), and BRET C. GRIESS (the “Executive”), in order to amend that certain Separation Agreement, effective as of August 26, 2020, between the Company and Executive (the “Separation Agreement”).

In consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Separation Agreement as follows:

1.Severance Payment.  Paragraph 6 of the Separation Agreement is hereby amended in its entirety, effective as of December 31, 2020, to read as follows:

“6Compensation, Benefits, and Other Payments. The Company and Executive agree that, unless the employment of Executive is terminated by the Company for Cause prior the Executive Officer Resignation Date, on the Executive Officer Resignation Date, Executive will become entitled to receive the following compensation, benefits, and other payments from the Company:

(i)	The balance of the Executive’s earned and unused vacation pay (collectively, the “Accrued Benefits”);
(ii)	$7,162,032 (the “Severance Payment”);
(iii)

Continued participation at the Company’ expense in the group medical, dental, life, and long-term disability insurance benefit plans or programs of the Company which may be in effect from time to time and in which the Executive was participating as of the Executive Termination Date, unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans (the “Continued Benefits Coverage”);

(iv)	Any other amounts earned, accrued, or owed to the Executive under this Agreement but not paid as of the Executive Officer Resignation Date; and
(v)

Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Company in effect on the Executive Officer Resignation Date.

The compensation, benefits, and other payments provided pursuant to the above will be payable to Executive in accordance with the terms and upon the conditions set forth below:

Exhibit 10.51D

(a)

Executive’s Employment Termination Date is on March 31, 2021, and as such, the Executive will receive his final payment of base salary as an active employee of the Company on April 16, 2021. Additionally, on that date, the Executive shall receive any Accrued Benefits as provided in this Paragraph 6.

(b)

The Severance Payment will be paid to Executive in equal installments on the Company’s regularly scheduled payroll dates over the twelve-month period following the Employment Termination Date upon the condition that the Executive has delivered a signed release to the Company (the “Release”) and the Release has become irrevocable in accordance with its terms (the “Payment Commencement Date”). The foregoing notwithstanding, however, due to the Section 409A deferral requirements as outlined in paragraph 16(a) of this Agreement, any payments that would be paid to Executive under this provision in the months of April, May, June, July, August and September 2021 shall be deemed the “Delayed Payment” and shall not be paid to Executive until October 1, 2021, at which time, the entire Delayed Payment shall be paid to Executive in a lump sum, less applicable withholdings. The Company and Executive agree that the Release shall be in the form attached hereto as Exhibit A, and that as a condition to payment of the benefits described in Paragraphs 6(ii) and (iii) of the Agreement, Executive shall execute the Release following, but not more than forty-five (45) days following, the Employment Termination Date. The Company shall execute the Release on the date following the Employment Termination Date, provided that the Company’s execution of the Release shall be void ab initio if Executive either does not execute the Release in accordance with the prior sentence or revokes the Release. The Company’s execution of the Release shall become irrevocable if Executive executes the Release in accordance with this sentence and does not revoke the Release and, if the Release becomes effective, it shall be deemed to satisfy the requirements of Paragraph 23 of this Agreement.

(c)

Because the Executive’s Employment Termination Date is on March 31, 2021, the Executive and Executive’s qualified beneficiaries will continue to receive Continued Benefits Coverage from April 1, 2021 at the Company’s expense until April 30, 2022.

(d)

In the event that any inquiries regarding Executive’s employment with the Company are made to one of the individuals listed on Exhibit B attached hereto (collectively referred to as “Designated Personnel”), as long as such Designated Personnel remains as a director or an employee of the Company, the Company shall provide and advise the Designated Personnel to provide: (i) verification of Executive’s employment with the Company; and (ii) references to the press release the Company issued on August 31, 2020 announcing Executive’s departure. In addition, the Designated Personnel shall each be notified in writing of the non-disparagement provisions in Paragraph 5 of this Agreement.”

2.Entire Agreement; Modification.  Paragraph 8 of the Separation Agreement is hereby amended in its entirety, effective as of December 31, 2020, to read as follows:

Exhibit 10.51D

“8.Entire Agreement; Modification. Except as specifically set forth in Paragraph 4 of this Agreement with respect to specified provisions of the Employment Agreement incorporated in this Agreement, this Agreement will supersede the Employment Agreement in its entirety as of the Executive Officer Resignation Date, and the Employment Agreement will cease to have any further force or effect from and after the Executive Officer Resignation Date. This Agreement sets forth the entire agreement and understanding of the promises concerning the subject matter of this Agreement and supersedes all prior agreements, arrangements, and understandings relating to that subject matter including, without limitation, the Employment Agreement (except as specifically set forth in the preceding sentence). No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the Parties to this Agreement. No representation, promise, or inducement has been made to or relied upon by or on behalf of the Company or Executive concerning the subject matter of this Agreement which is not set forth in this Agreement. In particular, Executive acknowledges and agrees that he is not entitled to receive from the Company any severance, incentive, or other compensation or payment related to his services to the Company or the termination of his employment by the Company, other than the compensation and payments specifically set forth in this Agreement.”

3.No Other Changes to the Separation Agreement.  Except as expressly amended by this Amendment, all of the terms of the Separation Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the date indicated above:

BRET C. GRIESS /s/ Bret C. Griess BRET C. GRIESS Date: Dec 31, 2020	CSG SYSTEMS INTERNATIONAL, INC. /s/ Rolland B. Johns By: Rolland B. Johns Its: Executive Vice President and Chief Financial Officer Date: Dec 31, 2020
CSG SYSTEMS, INC. /s/ Rolland B. Johns By: Rolland B. Johns Its: Executive Vice President and Chief Financial Officer Date: Dec 31, 2020

[Signature Page to Amendment No. 1 to Separation Agreement]

Exhibit A

See attached

MUTUAL RELEASE

THIS MUTUAL RELEASE (“Mutual Release”) is entered into as of the date last signed below among CSG Systems, Inc.®, a Delaware corporation with offices at 6175 S Willow Drive, Greenwood Village, Colorado 80111 (“CSG”), CSG Systems International, Inc., a Delaware corporation sharing the same office address with CSG (“CSGS”, and collectively with CSG, the “Company”) and Bret C. Griess (“Executive”).  The Company and the Executive shall be referred herein individually as the “Party” and collectively as the “Parties.”

WHEREAS, the Company and Executive are Parties to that certain Separation Agreement made and entered into on August 26, 2020, by and between the Company and the Executive, as amended on December 31, 2020 in that certain Amendment No. 1 to Separation Agreement; and

WHEREAS, the Parties wish to completely and fully release each other from and against any and all suits, causes of action and claims with respect to the subject matter covered herein.

In consideration of the mutual promises and covenants set forth below, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.MUTUAL PROMISES AND COVENANTS

The Parties agree that execution of this Mutual Release shall not represent an admission of fault or wrongdoing by either Party regarding the subject matter covered herein nor establish a precedent for establishing liability in the event of future disputes. Therefore, in exchange for the Severance Payment provided in Paragraph 6 of the Separation Agreement, and in accordance with Sections 2 and 3 below, each Party agrees to forever release the other Party and its past and present employees, agents, affiliates, shareholders, officers, directors, predecessors, if any, joint ventures, successors and assigns, heirs, executors, administrators and trustees from and against any and all suits, causes of action and claims with respect to the subject matter covered herein.

2.RELEASES

Executive, on behalf of himself and Executive’s attorneys, heirs, executors, administrators, representatives, agents, successors, and assigns, and anyone claiming for Executive or on Executive’s behalf (collectively, with Executive, the “Executive Parties”) fully release and discharge the Company and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint ventures, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, trustees, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities (collectively, with the Company, the “CSG Parties”), and the Company, on behalf of itself and the CSG Parties, fully release and discharge the Executive Parties, from any and all liability, actions, causes of actions, and claims of any nature, whether known or unknown, in connection with Executive’s employment and all interactions, agreements, contracts, express or implied, which the Executive Parties have against the CSG Parties and which the CSG Parties have against the Executive Parties, in each case through the applicable signature dates of this Mutual Release. This Mutual Release, however, does not apply to any claim which as a matter of law cannot be released, including, but not limited to, claims for unemployment insurance benefits and workers’ compensation claims. The Executive Parties and the CSG Parties agree that it is their respective intent to release all claims which they can legally release. This Mutual Release excludes claims that cannot be released or waived by law or private agreement.

This release includes, but is not limited to, the following: any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including but not limited to any rights and claims under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family & Medical Leave Act; the Age Discrimination in Employment Act, as amended (“ADEA”); the Sarbanes-Oxley Act; the Worker Adjustment Retraining Notification Act; any claim under any state’s human rights act, wage payment act, civil rights laws, or similar laws; any law governing any aspect of employment, and any amendments thereto (except for claims for workers’ compensation and unemployment insurance benefits);  any claim under any municipal, state, or federal common law, statute, regulation or ordinance; breach of contract claims; breach of any collective bargaining agreement claims; tort claims, including negligence; and all demands, damages expenses, fees (including attorneys’ fees, court costs, expert witness fees, etc.), which the Executive Parties have against the CSG Parties and which the CSG Parties have against the Executive Parties, including, but not limited to, Executive’s employment and the termination of Executive’s employment, or any acts, transactions, or occurrences between the CSG Parties and the Executive Parties through each Party's applicable signature dates on this Mutual Release. This release does not purport to waive claims arising after each Party's signature date on this Mutual Release.

3.EXECUTIVE’S SPECIFIC RELEASE OF ADEA CLAIMS

In further consideration of the payments and benefits provided to Executive in Paragraph 6 of the Separation Agreement, the Executive Parties hereby irrevocably and unconditionally fully and forever waive, release, and discharge the CSG Parties from any and all suits, causes of action, or claims, whether known or unknown, arising under ADEA and its implementing regulations from the beginning of time through the date of Executive’s execution of this Mutual Release. By signing this Mutual Release, Executive hereby acknowledges and affirms the following:

a.

Executive has been advised by the Company to consult with an attorney and has had the opportunity to consult with an attorney, before signing this Mutual Release, and the Mutual Release has been written in a manner calculated to be clearly understood by Executive.

b.

Executive has read and fully understands all the provisions of this Mutual Release, and Executive was given a reasonable period of forty-five (45) days to review, consider and decide whether to sign this Mutual Release and understands this signed Mutual Release must be returned to Greg Cannon, the Company’s General Counsel, at 6175 S Willow Drive, 10th Floor, Greenwood Village, CO 80111, no later than May 15, 2021. Executive and the Company agree that any changes made to this Mutual Release at Executive’s request do not restart the forty-five (45) day period to review this Mutual Release.

c.	Executive is waiving, among other claims, age discrimination claims under ADEA and all amendments thereto, whether known or unknown.

d.

If Executive signs this Mutual Release, Executive will have seven (7) days after signing this Mutual Release to revoke, rescind, or cancel Executive’s consent to this Mutual Release. If Executive wishes to revoke this Mutual Release, Executive agrees to do so in writing within seven (7) days after signing this Mutual Release, by delivering written notice of Executive’s intent to revoke to Greg Cannon, the Company’s General Counsel, at 6175 S Willow Drive, 10th Floor, Greenwood Village, CO 80111.

e.

If Executive does not timely sign this Mutual Release, or rescinds, revokes, or cancels it under applicable state or federal law, then Executive will not be entitled to any of the consideration and/or any of the covenants that the Company agrees to provide and/or make in this Mutual Release (including the payments and benefits described in Paragraph 6 of the Separation Agreement) and the Company will have no obligations whatsoever under this Mutual Release, which shall be null and void.

f.

This Mutual Release will not become effective or enforceable until the eighth day following the date on which Executive signs this Mutual Release, provided that Executive does not exercise Executive’s right to revoke, rescind, or otherwise cancel the Mutual Release, pursuant to the procedure set forth in Section 3(d) above.

g.

Executive has carefully read and understands the terms of this Mutual Release, including this Section, and accepts these terms freely and voluntarily, in exchange for the consideration stated above, which Executive acknowledges constitutes full, fair, reasonable and adequate consideration to which Executive is not otherwise entitled.

h.	By signing this Mutual Release, Executive is not waiving or releasing any claims based on actions or omissions that occur after the date on which Executive signs this Mutual Release.

i.	Executive states and warrants that the information provided in this Mutual Release is sufficient for Executive to knowingly and voluntarily release any claims under the ADEA.

4.COVENANT NOT TO SUE

Subject to the permitted disclosures in Section 8, the Parties hereby covenant and agree not to commence against the other Party a legal action or other proceedings or assert any defenses arising from or based, in whole or in part, on the claims, counterclaims, causes of action, suits, defenses, injuries, damages, losses and/or rights released in this Mutual Release. The Parties expressly agree that this Mutual Release may be pled as a full and complete defense to any action or other proceeding released in this Mutual Release, and as a basis for abatement of, or injunction against, such actions. In the event of any breach of the foregoing, the non-breaching Party will recover its reasonable attorney fees and actual costs and expense of enforcing this Section 4. Nothing in this Mutual Release shall, however, be construed as an agreement not to commence legal action to enforce the terms of this Mutual Release.

5.NO ADMISSION OF LIABILITY

This Mutual Release does not constitute an admission of liability and/or wrongdoing by or on the part of the Parties, all of which is expressly denied.

6.REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to the other that (i) it has not assigned to any third party any of the claims released by it under Sections 2 or 3, (ii) it has the full right to execute, deliver and perform in accordance with this Mutual Release, and (iii) each of the persons signing this Mutual Release on its behalf is duly authorized to enter into this Mutual Release.

7.ACKNOWLEDGEMENT OF COUNSEL

The Parties to this Mutual Release each acknowledge that (i) they have been represented by counsel of their own choosing with respect to the negotiation and signing of this Mutual Release, (ii) they have had the opportunity to review and reflect on the terms of this Mutual Release, and (iii) they have not been the subject of any undue or improper influence that would interfere with the exercise of their understanding and will to sign this Mutual Release. The Parties agree to bear their own costs and attorneys’ fees related to this Mutual Release.

8.PERMITTED DISCLOSURES

Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret, except pursuant to court order. Nothing in this Mutual Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

9.ENTIRE AGREEMENT

This Mutual Release and the Separation Agreement constitutes the entire agreement among the Parties with respect to the subject matter herein, and this Mutual Release and the Separation Agreement shall supersede all previous written or oral negotiations, commitments and writings related to the subject matter herein. This document may not be altered, amended, or modified, unless such alteration, amendment or modification shall be in writing and duly executed by the Party whose rights are affected by such alteration, amendment or modification.

10.GOVERNING LAW

This Mutual Release shall be governed by, and construed in accordance with, the laws of the state of Colorado and is enforceable as set forth herein.  If any action or proceeding is brought to enforce the terms of this Mutual Release the prevailing Party shall be entitled to attorney fees and costs.

11.NO WAIVER OF PROVISIONS

Should any provision of this Mutual Release be found invalid, void or otherwise unenforceable, the remaining provisions of this Mutual Release shall remain in effect, enforceable and binding to the extent permissible under this Mutual Release and applicable law.

12.FEES AND EXPENSES

The Parties shall pay their own respective expenses, including any legal fees incurred in the preparation, review and execution of this Mutual Release.

13.NO RELIANCE

Each of the Parties to this Mutual Release understands and represents that this Mutual Release is not made with reliance upon any inducement, statement, promise or representation other than those contained within this Mutual Release.

14.EXECUTION IN COUNTERPARTS

The Parties may execute and deliver this Mutual Release in any number of counterparts or copies (“Counterpart”).  When each Party has signed and delivered at least one Counterpart to the other Party hereto, each Counterpart shall be deemed an original and, taken together, the Counterparts shall constitute one and the same Agreement, which shall be binding and effective.

[Signature Page Follows]

THIS MUTUAL RELEASE is executed on the days and year last signed below, to be effective as of the Effective Date (defined above).

BRET C. GRIESS /s/ Bret C. Griess BRET C. GRIESS Date: Dec 31, 2020	CSG SYSTEMS INTERNATIONAL, INC. /s/ Rolland B. Johns By: Rolland B. Johns Its: Executive Vice President and Chief Financial Officer Date: Dec 31, 2020
CSG SYSTEMS, INC. Rolland B. Johns By: Rolland B. Johns Its: Executive Vice President and Chief Financial Officer Date: Dec 31, 2020

(To be executed no earlier than the Termination Date)

Exhibit B

Board of Directors

Don Reed

David Barnes

Ron Cooper

Marwan Fawaz

Rajan Naik

Janice Obuchowski

Frank Sica

Silvio Tavares

James Unruh

Haiyan Song

EVP Team

Brian Shepherd

Ken Kennedy

Rollie Johns

Investor Relations Team

Liz Bauer

John Rea

Other Senior Leaders

Gregory Cannon

Steve Garberich